Exhibit 99.1

TAL INTERNATIONAL GROUP, INC. REPORTS THIRD QUARTER 2013 RESULTS AND INCREASES ITS QUARTERLY DIVIDEND TO $0.70

Purchase, New York, October 23, 2013 – TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the third quarter ended September 30, 2013.

Highlights:

•	TAL reported Adjusted pre-tax income of $1.60 per fully diluted common share for the third quarter of 2013, an increase of 8.1% from the third quarter of 2012.

•	TAL reported leasing revenues of $143.9 million for the third quarter of 2013, an increase of 6.4% from the third quarter of 2012.

•
TAL continues to achieve outstanding operational performance. Utilization averaged 97.3% for the third quarter of 2013 and TAL has purchased over $620 million in new and sale-leaseback containers for delivery in 2013.

•	TAL announced a $0.02 increase in its quarterly dividend to $0.70 per share payable on December 23, 2013 to shareholders of record as of December 2, 2013.

Financial Results

The following table depicts TAL’s selected key financial information for the three and nine months ended September 30, 2013 and 2012 (dollars in millions, except per share data):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change
Adjusted pre-tax income(1)	$53.8	$49.7	8.2%	$164.5	$149.6	10.0%
Adjusted pre-tax income(1) per share	$1.60	$1.48	8.1%	$4.88	$4.45	9.7%
Leasing revenues	$143.9	$135.2	6.4%	$420.5	$386.2	8.9%
Adjusted EBITDA(1)	$142.8	$141.0	1.3%	$429.3	$405.1	6.0%
Adjusted net income(1)	$34.9	$32.0	9.1%	$106.5	$96.6	10.2%
Adjusted net income(1) per share	$1.03	$0.95	8.4%	$3.16	$2.87	10.1%
Net income	$34.7	$31.2	11.2%	$110.1	$93.4	17.9%
Net income per share	$1.03	$0.93	10.8%	$3.27	$2.78	17.6%
Note: All per share data is per fully diluted common share.

The Company focuses on adjusted pre-tax results since it considers gains and losses on interest rate swaps to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and anticipated future equipment purchases.

Effective October 1, 2012, TAL increased the estimated residual values used in its equipment depreciation calculations. The increase in estimated residual values resulted in a decrease in depreciation expense of $4.7 million in the third quarter of 2013 and $14.6 million in the nine months ended September 30, 2013 compared to what it would have been using the prior residual value estimates.

Operating Performance

“TAL continued to deliver strong operational and financial results in the third quarter of 2013,” commented Brian M. Sondey, President and CEO of TAL International. “Our strong performance continues to be driven by high equipment utilization. Our utilization averaged 97.3% for the third quarter and currently stands at 96.9%. We also continue to benefit from the debt refinancing we completed in the first half of the year. Our average effective interest rate dropped to 3.80% in the third quarter of 2013, down almost a full percentage point from the same period last year.”

“In the third quarter of 2013 TAL generated $1.60 of Adjusted pre-tax income per share, an 8.1% increase from the third quarter of 2012. However, our Adjusted pre-tax income in the third quarter was down slightly from the record level of profitability we achieved in the second quarter of this year, mainly due to a larger than expected drop in our disposal gains.”

“Our strong utilization continues to be supported by the quality of our lease portfolio and by a tight overall supply / demand balance for containers. Over 75% of our containers on-hire are on multi-year long-term or finance leases, and TAL’s focus on ensuring containers return to strong leasing locations provides further protection. The factory inventory of leasing company and shipping line containers has decreased significantly from where it was in the first half of the year, and we estimate average utilization for the leasing industry remains in the low- to mid-90% range. Used container sale prices also remain historically high despite the fact that they have been gradually moderating since 2011.”

“While our existing fleet of containers continues to perform exceptionally well, the current environment is less attractive for new investment. Trade growth has been disappointing in 2013, with forecasters currently projecting global containerized trade growth of four percent or less. We have also seen a more even split of new container purchasing between shipping lines and leasing companies this year, after several years of leasing companies purchasing a majority of new equipment. Low cost financing remains widely available for leasing companies, and competition for the reduced level of new leasing transactions is intense. We have passed on a larger than usual number of deals this year due to concerns about pricing and lease contract structures. Nonetheless, TAL has been able to take advantage of our strong customer relationships and extensive supply capability to generate a solid volume of new investment this year.”

Outlook

Mr. Sondey continued, “We currently expect our market environment to remain fairly stable as we finish this year and head into 2014. New container production has been low this year, offsetting the impact of relatively weak trade growth, and we expect the supply / demand balance of containers to remain fairly tight and expect our utilization, operating performance and financial results to remain at a high level. However, our per-container profitability will likely continue to normalize as utilization and used container sale prices gradually moderate toward historically normal levels, and the contribution from new investments will likely be fairly limited for the next few quarters due to seasonality and the ongoing aggressive competition for new business. As a result, we expect our Adjusted pre-tax income to decrease slightly from the third quarter of 2013 to the fourth quarter.”

Dividend

TAL’s Board of Directors has approved and declared a $0.70 per share quarterly cash dividend on its issued and outstanding common stock, payable on December 23, 2013 to shareholders of record at the close of business on December 2, 2013. Based on the information available today, we believe this distribution will qualify as a return of capital rather than a taxable dividend for U.S. tax purposes. Investors should consult with a tax adviser to determine the proper tax treatment of this distribution.

Mr. Sondey concluded, “We are very pleased to announce an increase to our dividend again this quarter. The increase reflects our continued strong performance, the growth in our recurring leasing revenues and our general expectations that our market environment will remain supportive for the foreseeable future. The $0.70 quarterly dividend represents a 44% payout of our Adjusted pre-tax income. We believe we continue to have ample room to comfortably invest in and grow our business aggressively.”

Investors’ Webcast

TAL will hold a Webcast at 9 a.m. (New York time) on Thursday, October 24, 2013 to discuss its third quarter results. An archive of the Webcast will be available one hour after the live call through Friday, November 29, 2013. To access the live Webcast or archive, please visit the Company’s Web site at http://www.talinternational.com.

About TAL International Group, Inc.

TAL is one of the world's largest lessors of intermodal freight containers and chassis with 17 offices in 11 countries and approximately 230 third-party container depot facilities in 40 countries. The Company's global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis. TAL's fleet consists of approximately 1,258,000 containers and related equipment representing approximately 2,064,000 twenty-foot equivalent units (TEU). This places TAL among the world's largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contact

Jeffrey Casucci
Vice President
Treasury and Investor Relations
(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.'s business that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2013.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) Adjusted pre-tax income, Adjusted EBITDA and Adjusted net income are non-GAAP measurements we believe are useful in evaluating our operating performance. The Company’s definition and calculation of Adjusted pre-tax income, Adjusted EBITDA and Adjusted net income are outlined in the attached schedules.

Please see page 8 for a detailed reconciliation of these financial measurements.
-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

	September 30, 2013	December 31, 2012
ASSETS:
Leasing equipment, net of accumulated depreciation and allowances of $872,180 and $766,898	$3,368,817	$3,249,374
Net investment in finance leases, net of allowances of $1,056 and $897	205,911	121,933
Equipment held for sale	44,523	47,139
Revenue earning assets	3,619,251	3,418,446
Unrestricted cash and cash equivalents	53,036	65,843
Restricted cash	28,476	35,837
Accounts receivable, net of allowances of $950 and $692	77,122	71,363
Goodwill	74,523	71,898
Deferred financing costs	28,534	26,450
Other assets	11,161	9,453
Fair value of derivative instruments	17,948	1,904
Total assets	$3,910,051	$3,701,194
LIABILITIES AND STOCKHOLDERS' EQUITY:
Equipment purchases payable	$38,797	$111,176
Fair value of derivative instruments	3,498	34,633
Accounts payable and other accrued expenses	55,623	64,936
Net deferred income tax liability	336,282	270,459
Debt	2,801,749	2,604,015
Total liabilities	3,235,949	3,085,219
Stockholders' equity:
Preferred stock, $0.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 36,860,307 and 36,697,366 shares issued respectively	37	37
Treasury stock, at cost, 3,011,843 shares	(37,535)	(37,535)
Additional paid-in capital	497,737	493,456
Accumulated earnings	211,086	168,447
Accumulated other comprehensive income (loss)	2,777	(8,430)
Total stockholders' equity	674,102	615,975
Total liabilities and stockholders' equity	$3,910,051	$3,701,194

TAL INTERNATIONAL GROUP, INC.
Consolidated Statements of Income
(Dollars and shares in thousands, except earnings per share)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Leasing revenues:
Operating leases	$139,994	$131,839	$410,352	$375,623
Finance leases	3,868	3,339	10,118	10,589
Total leasing revenues	143,862	135,178	420,470	386,212
Equipment trading revenues	13,984	12,981	64,051	48,750
Management fee income	549	823	1,769	2,303
Other revenues	33	39	175	111
Total revenues	158,428	149,021	486,465	437,376
Operating expenses (income):
Equipment trading expenses	11,977	11,273	55,082	42,867
Direct operating expenses	6,854	6,195	19,034	17,802
Administrative expenses	10,432	10,674	32,950	32,908
Depreciation and amortization	52,321	52,155	151,470	144,529
Provision (reversal) for doubtful accounts	256	(8)	1,759	(177)
Net (gain) on sale of leasing equipment	(4,293)	(11,317)	(22,580)	(35,229)
Total operating expenses	77,547	68,972	237,715	202,700
Operating income	80,881	80,049	248,750	234,676
Other expenses:
Interest and debt expense	27,105	30,390	84,291	85,088
Write-off of deferred financing costs	—	—	2,578	—
Net loss (gain) on interest rate swaps	295	1,286	(8,125)	5,042
Total other expenses	27,400	31,676	78,744	90,130
Income before income taxes	53,481	48,373	170,006	144,546
Income tax expense	18,820	17,220	59,949	51,169
Net income	$34,661	$31,153	$110,057	$93,377
Net income per common share—Basic	$1.04	$0.94	$3.29	$2.81
Net income per common share—Diluted	$1.03	$0.93	$3.27	$2.78
Cash dividends paid per common share	$0.68	$0.60	$1.98	$1.73
Weighted average number of common shares outstanding—Basic	33,486	33,230	33,480	33,213
Dilutive stock options and restricted stock	222	402	194	401
Weighted average number of common shares outstanding—Diluted	33,708	33,632	33,674	33,614

The following table sets forth TAL’s equipment fleet utilization(1) as of and for the quarter ended September 30, 2013:

Average and Ending Utilization for the Quarter Ended September 30, 2013
Average Utilization	Ending Utilization
97.3%	97.0%

(1)	Utilization is computed by dividing TAL’s total units on lease (in CEUs) by the total units in TAL’s fleet (in CEUs) excluding new units not yet leased and off-hire units designated for sale.

The following table provides the composition of TAL’s equipment fleet as of September 30, 2013 (in units, TEUs and cost equivalent units, or “CEUs”):

	September 30, 2013
	Equipment Fleet in Units			Equipment Fleet in TEUs
	Owned	Managed	Total	Owned	Managed	Total
Dry	1,064,175	18,611	1,082,786	1,719,825	33,124	1,752,949
Refrigerated	59,441	78	59,519	113,984	138	114,122
Special	55,694	1,537	57,231	100,146	2,600	102,746
Tank	7,717	—	7,717	7,717	—	7,717
Chassis	13,745	—	13,745	24,526	—	24,526
Equipment leasing fleet	1,200,772	20,226	1,220,998	1,966,198	35,862	2,002,060
Equipment trading fleet	36,722	—	36,722	61,525	—	61,525
Total	1,237,494	20,226	1,257,720	2,027,723	35,862	2,063,585
Percentage	98.4%	1.6%	100.0%	98.3%	1.7%	100.0%

	September 30, 2013
	Equipment Fleet in CEUs
	Owned	Managed	Total
Total	2,523,960	32,396	2,556,356
Percentage	98.7%	1.3%	100.0%

Non-GAAP Financial Measures

We use the terms "EBITDA", “Adjusted EBITDA”, "Adjusted pre-tax income" and "Adjusted net income" throughout this press release.

EBITDA is defined as net income before interest and debt expense, income tax expense, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding gains and losses on interest rate swaps, plus principal payments on finance leases.

Adjusted pre-tax income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted pre-tax income excludes gains and losses on interest rate swaps and the write-off of deferred financing costs. Adjusted net income is defined as net income further adjusted for the items discussed above, net of income tax.

EBITDA, Adjusted EBITDA, Adjusted pre-tax income and Adjusted net income are not presentations made in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Adjusted pre-tax income and Adjusted net income should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with U.S. GAAP, including net income, or net cash from operating activities.

We believe that EBITDA, Adjusted EBITDA, Adjusted pre-tax income and Adjusted net income are useful to an investor in evaluating our operating performance because:

-- these measures are widely used by securities analysts and investors to measure a company's operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization, and gains and losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired;

-- these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

-- these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided reconciliations of net income, the most directly comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three and nine months ended September 30, 2013 and 2012.

We have also provided reconciliations of income before income taxes and net income, the most directly comparable U.S. GAAP measures, to Adjusted pre-tax income and Adjusted net income in the tables below for the three and nine months ended September 30, 2013 and 2012.

TAL INTERNATIONAL GROUP, INC. Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA (Dollars in Thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income	$34,661	$31,153	$110,057	$93,377
Add:
Depreciation and amortization	52,321	52,155	151,470	144,529
Interest and debt expense	27,105	30,390	84,291	85,088
Write-off of deferred financing costs	—	—	2,578	—
Income tax expense	18,820	17,220	59,949	51,169
EBITDA	132,907	130,918	408,345	374,163
Add:
Net loss (gain) on interest rate swaps	295	1,286	(8,125)	5,042
Principal payments on finance lease	9,637	8,809	29,083	25,846
Adjusted EBITDA	$142,839	$141,013	$429,303	$405,051

TAL INTERNATIONAL GROUP, INC. Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income (Dollars and Shares in Thousands, Except Per Share Data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Income before income taxes	$53,481	$48,373	$170,006	$144,546
Add:
Write-off of deferred financing costs	—	—	2,578	—
Net loss (gain) on interest rate swaps	295	1,286	(8,125)	5,042
Adjusted pre-tax income	$53,776	$49,659	$164,459	$149,588
Adjusted pre-tax income per fully diluted common share	$1.60	$1.48	$4.88	$4.45
Weighted average number of common shares outstanding—Diluted	33,708	33,632	33,674	33,614

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income	$34,661	$31,153	$110,057	$93,377
Add:
Write-off of deferred financing costs, net of tax(a)	—	—	1,668	—
Net loss (gain) on interest rate swaps, net of tax(a)	189	826	(5,259)	3,258
Adjusted net income(a)	$34,850	$31,979	$106,466	$96,635
Adjusted net income per fully diluted common share	$1.03	$0.95	$3.16	$2.87
Weighted average number of common shares outstanding—Diluted	33,708	33,632	33,674	33,614

(a) The differences between Adjusted net income and reported net income in the three and nine months ended September 30, 2013 and 2012 were due to net losses and gains on interest rate swaps, and the write-off of deferred financing costs in the nine months ended September 30, 2013. TAL uses interest rate swaps to synthetically fix the interest rates for most of its floating rate debt so that the duration of the fixed interest rates more closely matches the expected duration of TAL’s lease portfolio.